Exhibit 10.4

CONSULTING AGREEMENT

This Agreement ("Agreement") is made and effective as of July 1, 2006 ("Effective Date") by and between SONOMAWEST HOLDINGS, INC. a Delaware corporation ("Client") and BUGATTO INVESTMENT COMPANY ("Consultant").

1.    Services and Deliverables. Consultant will perform (i) the services described in Consultant's proposal to Client dated June 28, 2004, (ii) services that Client reasonably requests relating to the Client’s properties, including without limitation assisting Client concerning interactions with Sonoma County zoning and land use authorities and concerning the satisfaction of the conditions of approval involving the property that were specified by Sonoma County in connection with its approval in May 2006 of modifications (the “Land Use Modifications”) to the existing land use entitlements on the Company’s north property, and (iii) such other services as Client and Consultant may agree upon (collectively, the "Services"). During the term of this Agreement, Consultant will make David J. Bugatto available to perform the Services. Consultant will determine the method, details and means of performing the Services.

2.    Fees and Payment.

a.    Initial Payment. Within two (2) business days after the Effective Date, Client shall pay to Consultant the sum of $100,000.00, in consideration primarily for Consultant’s previous services in connection with obtaining the Land Use Modifications, and also for the Services to be performed by Consultant.

b.    Additional Payment. In addition, provided that Client has not terminated this Agreement by reason of Consultant’s uncured material breach as set forth in Section 5(d) below, Client shall pay to Consultant the additional sum of $50,000 upon the achievement (as reasonably and in good faith determined by the Chief Executive Officer of Client) during the term of this Agreement (or within one year thereafter) of the land use entitlement conditions (the “Land Use Entitlement Conditions”) set forth on Exhibit A attached hereto (with Client updating such exhibit from time to time to reflect the completion or satisfaction or the various conditions described therein). Such payment shall be made within thirty (30) days following such satisfaction of the Land Use Entitlement Conditions. Client acknowledges and agrees with Consultant that Client intends to use all commercially reasonable efforts during the term of this Agreement to satisfy the Land Use Entitlement Conditions.

c.    Hourly Fee. In consideration for the Services to be performed by Consultant, Client will pay to Consultant an hourly fee of $225.00 per hour for all hours rendered on behalf of Client. Client and Consultant agree that only the Chief Executive Officer of Client (the “CEO”) is authorized to request or authorize Services, and Consultant shall not undertake Services at the request of any other employee of Client without the prior written approval of the CEO. Client will pay Consultant for its services within fifteen (15) days of delivery of a monthly invoice. Any amounts that Client may pay to Consultant for time spent in connection with litigation-related activities (such as in connection with testimony, depositions or expert witness activity) will be subject to a separate arrangement and rates mutually agreed upon between Client and Consultant.

d.    No Additional Payments. No additional amounts shall be payable in connection with performance of the Services or in connection with any transaction involving a sale of any of Client’s properties, a sale of Client’s business (whether by merger, sale of assets or other transaction) or a transaction that results in Client no longer being a public company.

e.    Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement will be subject to any deductions and withholdings that Client reasonably determines are necessary or required by law.

3.    Independent Consultant Status. It is the express intention of the parties that Consultant is an independent consultant and not an employee, agent, joint venturer or partner of Client. Nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Consultant, or any employee or agent of Consultant.

4.    Additional Obligations of Consultant.

a.    Equipment. Consultant will supply all tools and instrumentalities required to perform the Services under this Agreement. Consultant is not required to purchase or rent any tools, equipment or services from Client.

b.    Costs and Expenses. Consultant is responsible for all costs and expenses incident to performing services hereunder, including but not limited to costs of equipment provided by Consultant, fees, fines, licenses, bonds, or taxes required of or imposed against Consultant and its assistants, if any, as costs of doing business. Client is not responsible for any expenses incurred by Consultant in performing services for Client, except for those reasonable out-of-pocket travel expenses and miscellaneous expenses incurred by Consultant in performing the Services under this Agreement.

c.    Assistants; Indemnification. Consultant may, at its option and at its own expense, employ such assistants as Consultant deems necessary to perform the Services. Consultant assumes full and sole responsibility for the payment of all compensation and expenses of these assistants and for any state and federal income tax, unemployment insurance, Social Security, disability insurance and other applicable withholdings of such assistants. Consultant will provide workers' compensation insurance coverage for its employees and agents, and agrees to hold harmless and indemnify Client for any and all claims arising out of any injury, disability, or death of any of Consultant's employees or agents. Consultant will indemnify and hold Client harmless against any and all liability imposed or claimed, including attorneys' fees and other legal expenses, arising directly or indirectly from any act or failure to act of Consultant or Consultant's assistants, employees or agents, including all claims relating to injury or death of any person or damage to property.

d.    Compliance With Client Policies. Consultant specifically agrees to abide by Client's standards and rules of conduct and general operating procedures while on Client's premises or otherwise while performing services pursuant to this Agreement.

e.    No Assignment By Consultants. Consultant may not assign any duties or obligations under this Agreement without Client's express written consent.

f.    Independent Contractor. Consultant acknowledges that, as he is an independent consultant and not an employee, he is responsible for paying all required state and federal taxes. In particular, Client will not: (i) withhold FICA (Social Security) from Consultant's payments; (ii) make state or federal unemployment insurance contributions on Consultant's behalf; (iii) withhold state or federal income tax from payment to Consultant; (iv) make disability insurance contributions on behalf of Consultant; (v) obtain workers' compensation insurance on behalf of Consultant.

g.    No Participation in Employee Benefit Plans. Consultant further acknowledges that he is not eligible for participation in any benefit plan or program available to Consultant's employees, and that the fee for services has been established in recognition of Consultant being responsible for maintaining such benefit coverage as it deems appropriate.

5.    Term and Termination.

a.    Terms. This Agreement begins on the Effective Date and continues until the earlier to occur of (i) the mutual written agreement of Consultant and Client to terminate the Agreement; (ii) termination in accordance with the provisions set forth below; or (iii) June 30, 2007.

b.    Bankruptcy, Insolvency. Either party may terminate this Agreement upon notice to the other party if a court having jurisdiction shall enter a decree or order for relief in respect of the other party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for that other party or for any substantial part of that party’s property, or order the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive business days; or if the other party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in any involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) for any substantial part of that other party’s property, or make any general assignment for the benefit of creditors, or shall take any action in furtherance of any of the foregoing. Termination of the Agreement pursuant to this Section 5(b) shall not terminate the Client’s payment obligations to Consultant under Section 2(b).

c.    Personnel. Client may terminate this Agreement upon notice to Consultant if David J. Bugatto becomes no longer available to perform the Services.

d.    Material Default. If Consultant materially defaults in the performance of the Agreement or materially breaches any of the provisions and does not cure the default or breach within ten (10) days of delivery of a notice thereof from Client to Consultant, Client at its sole option may terminate the Agreement by delivering a notice to Consultant. For purposes of this section, material default or breach includes, but is not limited to: (i) failure or refusal to perform in any material respect the Services when and as contemplated; (ii) repeated failure to provide timely invoices with appropriate descriptions and approved expenses as provided herein; and (iii) negligence, misconduct, an act of dishonesty, or taking an action or conducting itself in a manner contrary or inimical to Client's best business interests or reputation.

e.    Payment Defaults. If Client fails to pay Consultant fees or payment as provided herein and fails to make any required payment within ten (10) days after delivery by Consultant to Client of a late payment notice, Consultant at its option may terminate the Agreement by delivering a notice to Client.

f.    Return of Materials. Upon termination of this Agreement for any reason, Consultant shall return to Client all materials of any kind in Client’s possession relating to the Services or Client.

g.    Survival. The provisions of Sections 2(b), 2(d), 2(e), 3, 4, 5(f), 6 and 7 shall survive expiration or termination of the Agreement for any reason.

6.    Confidentiality, Trade Secrets, Work for Hire and Non-Competition.

a.    Nondisclosure. Consultant recognizes that during the term of this Agreement, and in preparation therefore, he will be privy to Client's trade secrets or proprietary or other confidential or privileged information (“Confidential Information”). Consultant agrees to keep all Confidential Information in strictest confidence and not to disclose it except for legitimate purposes of Client and with Client's express written consent, either during the term of this Agreement or at any time thereafter.

b.    Delivery of Materials on Termination. On termination of this Agreement, Consultant will promptly deliver to Client all equipment belonging to Client, all code and computer programs of whatever nature, as well as all manuals, letters, reports, price lists, customer lists, sales information, analyses, recommendations, and all copies thereof, and all other materials of a confidential nature regarding Client's business that are in its possession or control. Consultant agrees that the remedy at law for any breach of the foregoing will be inadequate, and that Client is entitled to seek appropriate injunctive relief in addition to any remedy at law in case of any such breach.

c.    Work For Hire; Assignment of Rights. Consultant agrees that all work Consultant performs pursuant to this Agreement, and all work which relates at the time of conception or reduction to Client's business, and all work which results from work Consultant performs for Client, whenever performed during the term of this Agreement, and whether or not utilizing Client's equipment, supplies, facilities or trade secret information, is considered work made for hire for Client as such term is defined in section 101 of the Copyright Act of 1976 and belongs to Client. Consultant further agrees that in the event that this Agreement is determined not to be a work for hire agreement, Consultant will assign to Client any and all rights retained by Consultant. All Inventions (as defined below) conceived of or made by Consultant or Agent, either alone or with others, during the term of this Agreement, which (i) are developed, in whole or part, in reliance upon or any of the Client equipment, supplies, facilities or Confidential Information, or (ii) relate to the business of the Client or the Client actual or demonstrably anticipated research or development, or (iii) result from any work performed by Consultant for the Client pursuant to this Agreement, are and shall be the sole property of the Client, whether as “works for hire” or otherwise. Consultant hereby irrevocably assigns and transfers to the Client all of its right, title and interest in and to all such Inventions, and Consultant agrees not to disclose any such Inventions to others without the express written consent of Client. Consultant agrees to execute such documents as Client may reasonably request reflecting such assignment and transfer. For the purpose of this Agreement, an Invention is deemed to have been made during the term of the Agreement if, during such period, the Invention was conceived or first actually reduced to practice. Notwithstanding anything to the contrary contained herein, this Section shall not apply to any Invention which fully qualifies under Section 2870 of the California Labor Code, to the extent that such section applies to the activities of Consultant. For the purposes of this Section, “Invention” means any new formulae, know-how, techniques, applications, combinations, machines, methods, processes, algorithms, routines, subroutines, apparatuses, compositions of matter, compounds, designs, uses, plans or configurations of any kind, discovered, conceived, developed, made or produced, or any improvements of them, and shall not be limited to the definition of an invention contained in the United States patent laws.

7.    General Provisions.

a.    Notices. Any notices given by either party may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid, or by facsimile transmission or by electronic submission, if receipt is confirmed in a commercially acceptable manner. Mailed notices are to be addressed to the parties at the addresses below:

If to Client:	SonomaWest Holdings, Inc.
2064 Highway 116, North
Sebastopol, CA 95472-2662
Attn: Chief Executive Officer

If to Consultant:	Bugatto Investment Company
c/o David J. Bugatto
4425 I Street
Sacramento, CA 95819

Notices will be deemed delivered: (a) upon receipt if hand delivered; (b) three (3) days after mailing if sent by mail; and (c) one (l) business day after transmission if sent by telecopier (with electronic acknowledgment of successful transmission) or express courier, to the addresses set forth above, or such other addresses as any party may notify the other parties in accordance with this Section.

b.    Entire Agreement. This Agreement supersedes any and all agreements, oral or written, between the parties with respect to rendering services by Consultant for Client, and contains all agreements between the parties. This Agreement supersedes the consulting agreement dated August 10, 2005, between Client and Consultant, and is intended by the parties to govern all services provided and to be provided by Consultant to Client on and after July 1, 2006. Without limiting the foregoing, Consultant agrees that neither Consultant nor any of its officers, directors or owners shall have any claim for payment of any amounts described in the Consulting Agreement dated as of August 10, 2005, by and between Consultant and the Company for payment of any amounts upon the occurrence of a transaction involving sale of any of the Company’s properties or as a result of which the Company is no longer a public company. Any modification of this Agreement is effective only if in writing signed by the party to be charged.

c.    Governing Law; Consent to Jurisdiction. The provision of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California, notwithstanding any application of any doctrine of conflicts of laws. Each party irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Sacramento, California, in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default of this Agreement, or otherwise arising under or by reason of this Agreement, and agrees that service of process in any such action may be effected by the means provided in this Agreement for delivery of notices.

d.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same agreement.

e.    Successors and Assigns; Assignment. This Agreement shall be binding upon the heirs, successors and assigns of the parties, and Client may assign this Agreement without Consultant’s consent in connection with any sale of all or substantially all of the Company’s business or assets, whether by merger, consolidation, sale of assets, sale or stock, or other similar transaction. Without limiting the foregoing, in connection with any Merger or Sale (as defined below), if the surviving or acquiring entity in the Merger or Sale (the “Acquiror”) does not agree to assume this Agreement and all of Client’s obligations hereunder, then this Agreement shall terminate effective upon the closing of such Merger or Sale and the Acquiror or the Client shall immediately pay to Consultant the amount specified in Section 2(b) above, regardless of whether the Land Use Entitlement Conditions have been satisfied. For purposes of this Agreement, “Merger or Sale” means (i) the sale of all or substantially all of Client’s property, (ii) the sale of all or substantially all of the Client’s existing north property that was the subject of the Land Use Modification or (iii) the sale of the business of Client by means of a merger, consolidation, tender offer or similar transaction in which the shareholders of Client immediately before the closing of the transaction do not, immediately after the closing of the transaction, own at least a majority of the voting power and equity securities of the surviving or acquiring company (or its parent).

f.    Severability. If any provision contained in this Agreement is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, it shall be enforced and given effect to the extent possible, such determination shall not affect or impair the validity of any other provision herein, nor the validity of this Agreement as a whole, and the remaining provisions will continue in full force provided that the essential purposes of the Agreement can be achieved without the invalid provision

g.    Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

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IN WITNESS WHEREOF, this Consulting Agreement has been entered into as of the date and year first above written.

Consultant:

BUGATTO INVESTMENT COMPANY

By: /s/ David J. Bugatto
David J. Bugatto, President

Client:

Date:	SONOMAWEST HOLDINGS, INC.

By: /s/ Walker R Stapleton
Walker R Stapleton, CEO

Exhibit A

Condition #	Description	Due Date	Date condition completed to PRMD
1	Water testing requirement	9/28/2006	Completed
2	Application for waste discharge requirement	Now	Completed
3	Odor monitoring for domestic system	9/28/2006	Completed
4	Financial Assurance Plan	9/28/2006	In Process
5	Operations Maintenance Manual for waste water	9/28/2006	Completed
6	Operational permit for domestic and monthly report	9/28/2006	Completed
7	Mandatory Closure Agreement	9/28/2006	In Process
8	Mosquito and Vector Plan	9/28/2006	Completed
9	Class II Waste wastewater operator for domestic system	Now	Completed
10	Testing of the Backflow prevention device	May	Completed
11	Winery Trip Generation form	Upon completion	Completed
12	Permitted Uses	3/28/2006	Completed
13	Performance Std. and Annual tenant/wastewater report	3/1/2007	Completed
14	Lighting plan	9/28/2006	In Process
15	Lighting, landscaping, sign and parking plan	9/28/2006	In Process
16	Tenant acknowledgement of crushing activities	No due date but want to submit by 5/30/06	Completed
17	Truck route plan and tenant acknowledgement	No due date	Completed
18	Truck route/outdoor activities between 10pm-7am	No due date	Completed
19	$1,285 check for Clerk filing and Neg Declaration	4/4/2006	Completed
20	Lot line merger	9/28/2006	Completed